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                                                                   EXHIBIT 10.62


                              GENIUS PRODUCTS, INC.
                           SECOND AMENDED AND RESTATED
                      2000 NON-QUALIFIED STOCK OPTION PLAN


1.          GENERAL PROVISIONS

         1.1. PURPOSE.

         The 2000 Non-Qualified Stock Option Plan (the "PLAN") is intended to allow designated directors, consultants and employees (all of whom are sometimes collectively referred to herein as "Participants") of Genius Products, Inc., a Nevada corporation ("GENIUS") and its Subsidiaries (as that term is defined below) which it may have from time to time (Genius and such Subsidiaries are referred to herein as the "COMPANY") to receive certain options ("STOCK OPTIONS") to purchase Genius's common stock, one tenth of one cent ($0.001) par value ("COMMON STOCK"). As used in the Plan, the term "SUBSIDIARY" shall mean each corporation which is a "subsidiary corporation" of Genius within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "CODE"). The purpose of the Plan is to provide Participants with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company.

         1.2. ADMINISTRATION.

                  1.2.1. The Plan shall be administered by the Board of Directors of Genius or by any committee appointed by the Board, hereinafter collectively referred to as the "ADMINISTRATOR". The Administrator shall select one of its members as Chairman and shall act by vote of a majority of a quorum, or by unanimous written consent. A majority of its members shall constitute a quorum. The Administrator shall be governed by the provisions of Genius's Bylaws and of Nevada law applicable to the Board, except as otherwise provided herein or determined by the Board.

                  1.2.2. The Administrator shall have full and complete authority, in its discretion, but subject to the express provisions of the Plan: to approve the Participants nominated by the management of the Company to be granted Stock Options; to determine the number Stock Options to be granted to a Participant; to determine the time or times at which Stock Options shall be granted; to establish the terms and conditions upon which Stock Options may be exercised; to remove or adjust any restrictions and conditions upon Stock Options; to specify, at the time of grant, provisions relating to exercisability of Stock Options and to accelerate or otherwise modify the exercisability of any Stock Options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Administrator, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

                  1.2.3. The Company hereby agrees to indemnify and hold harmless each Administrator and each employee of the Company, and the estate and heirs of such Administrator or employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Administrator or employee, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items. No member of the Administrator or the Board shall be liable for any action or determination made in good faith with respect to the Plan or Stock Option granted pursuant to the Plan.

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         1.3. ELIGIBILITY AND PARTICIPATION.

         Participants eligible under the Plan shall be approved by the Administrator from those Participants who, in the opinion of the Board and the management of the Company, are in positions which enable them to make significant and extraordinary contributions to the performance and growth of the Company. In selecting Participants to whom Stock Options may be granted, consideration shall be to a variety of factors. The granting of any option pursuant to the Plan shall be entirely discretionary and nothing herein contained shall be construed to give any employee, consultant or director any right to participate under the Plan or to receive any option under it. The granting of an option pursuant to the Plan shall not constitute an agreement or understanding, express or implied, on the part of the Company to employ, or retain the services of, the Optionee for any specified period or at all.

         A Participant's eligibility to participate in the Plan with respect to the issuance of new Options shall terminate (other than by reason of his or her death) on the date that the Participant (a) if an employee, ceases to be employed by the Company, a parent of the Company or a subsidiary of the Company,
(b) if a director and not an employee, ceases to be a member of the Company's Board of Directors, of (c) if a consultant, completes or is terminated under the terms of the consulting agreement between the consultant and the Company.

         The options of a Participant whose eligibility under the Plan has terminated shall expire upon the earlier of (a) ten (10) years from the date of issuance to the Participant or (b) upon the date the option expires by its terms.

         At any time prior to its expiration, the option may be exercised in accordance with its terms but only in respect of the number of shares for which the right to exercise has vested at the time of exercise. The Administrator shall decide whether an authorized leave of absence or absence for military or governmental service, or absence for any other reason, shall constitute termination of eligibility for purposes of this paragraph. The Administrator may also extend any expiration date for any option granted hereunder. Any such determination or extension shall be subject to review by the Board of Directors.

         If the Participant dies, the Participant's executors or administrators or any persons who acquired the option directly from the Participant by bequest or inheritance shall have the right to exercise the Participant's option in accordance with its terms at any time during the thirty six (36) months immediately following Participant's death but only in respect of the number of shares for which the right to exercise had or would be vested at the time of death.

         1.4. SHARES SUBJECT TO THE PLAN.

         The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be Seven and One Half Million (7,500,000) subject to adjustment pursuant to the provisions of paragraph 4.1. If shares of Common Stock awarded or issued under the Plan are reacquired by the Company due to a forfeiture or for any other reason, such shares shall be cancelled and


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thereafter shall again be available for purposes of the Plan. If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder shall again be available for purposes of the Plan. The Plan shall be unfunded. Except for the Board's reservation of a sufficient number of authorized shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

2.          PROVISIONS RELATING TO STOCK OPTIONS

         2.1. GRANTS OF STOCK OPTIONS.

         The Administrator may grant Stock Options in such amounts, at such times, and to such Participants nominated by the Board or management of the Company as the Administrator, in its discretion, may determine. Stock Options shall be designated non-statutory stock options by the Administrator on the date of grant. Each Stock Option shall be evidenced by a written agreement (the "OPTION AGREEMENT") in a form approved by the Administrator, which shall be executed on behalf of the Company and by the Participant to whom the Stock Option is granted, and which shall be subject to the terms and conditions of the Plan. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued to such holder; provided, however, that none of the Board, the Company or the Administrator shall delay conversion of Stock Options and issuance of Common Stock with respect thereto without specific and identified business/legal reasons applied across all Optionholders.

         2.2. PURCHASE PRICE.

         The purchase price (the "EXERCISE PRICE") of shares of Common Stock subject to each Stock Option ("OPTION SHARES") shall be not less than 100% of the fair market value of the Stock subject to the option on the date of granting the option. The Administrator shall have the authority to change the Exercise Price of the Options at any time.

         2.3. OPTION PERIOD.

         The Stock Option period (the "TERM") shall commence on the date of grant of the Stock Option and shall be ten (10) years or such shorter period as is determined by the Administrator. The Term for Stock Options shall be whatever period, if any, is set by the Board. Each Stock Option shall provide that it vests and is exercisable immediately or over its term in such periodic installments as the Administrator in its sole discretion may determine. Such provisions need not be uniform.

         2.4. EXERCISE OF OPTIONS.

                  2.4.1. Each vested Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by paragraph
2.4.2. Payment may be made (i) in cash, (ii) by cashier's or certified check,
(iii) by surrender of owned shares of the Company's Common Stock valued pursuant to paragraph 2.2 (if the Administrator authorizes payment in stock in its discretion), (iv) by withholding from the Option Shares which would otherwise be issuable upon the exercise of the Stock Option that number of Option Shares equal to the exercise price of the Stock Option, if such withholding is


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authorized by the Administrator in its discretion, in its discretion, (v) in the discretion of the Administrator, by the delivery to the Company of the optionee's promissory note secured by the Option Shares, bearing interest at a rate sufficient to prevent the imputation of interest under Sections 483 or 1274 of the Code, and having such other terms and conditions as may be satisfactory to the Administrator, or (vi) through a cashless exercise program as established by Administrator that permits payment of the Exercise Price by (A) the surrender of vested Stock Options, warrants or other similar vested equity rights relating to the Company's phantom or actual equity securities at the fair market value of the underlying Common Stock (or equity securities/rights as the case may be) less the Exercise Price therefor, or (B) surrender or exchange of other valuable consideration deemed acceptable by the Administrator.

                  2.4.2. Exercise of each Stock Option is conditioned upon the agreement of the Participant to the terms and conditions of the Plan and of such Stock Option as evidenced by the Participant's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Administrator in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Participant that: (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933 (the "Securities Act") or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability,
(d) if the Participant is a "Reporting Person" under Section 16 of the Securities Exchange Act of 1934 (the "1934 ACT"), the Participant will furnish to the Company a copy of each Form 4 or Form 5 filed by said Participant and will timely file all reports required under federal securities laws, (e) the Participant will report all sales of Option Shares to the Company in writing on a form prescribed by the Company, (f) the Participant is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Option Shares, (g) the Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, which in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering, subject to the satisfaction of certain conditions, (h) the Participant further understands that at the time that the Participant wishes to sell the Option Shares, there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Participant would be precluded from selling the Option Shares under Rule 144 even if the one-year minimum holding period were satisfied.

                  2.4.3. No Stock Option shall be exercisable unless and until it is fully vested in accordance with its terms and any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. The Company will use reasonable efforts to maintain the effectiveness of a registration statement under the Securities Act for the issuance of Stock Options and shares acquired thereunder, but there may be times when no such registration statement will be currently effective. The exercise of Stock Options may be temporarily suspended without liability to the Company during times when no such registration statement is currently effective, or during times when, in the reasonable opinion of the Administrator, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Stock Option would expire for any reason except the end of its term during such a suspension, then if exercise of such Stock Option is duly tendered before its expiration, such Stock Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any registration statement covering resales of Option Shares.

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                  2.4.4. Rights of Optionee in Event of Merger, Consolidation,
Tender Offer, Takeover Bid, Sale of Substantially All Assets or Dissolution:

                  (a) Notwithstanding anything in the Plan to the contrary, under the following conditions and at the following times all of Optionee's options shall be deemed vested and Optionee may exercise all of Optionee's options that have not expired that (i) have vested and not been exercised, and (ii) are deemed vested pursuant to this clause
         (a):

                           (1) The Optionee may conditionally purchase any or
                  all such Optioned Shares during the period commencing thirty
                  (30) days and ending seven (7) days prior to the scheduled effective date of a merger or consolidation (as such effective date may be delayed from time to time) wherein the Company is not to be the surviving corporation and which merger or consolidation is not between or among the Company and other corporations related to or affiliated with the Company;

                           (2) The Optionee may conditionally purchase any or
                  all such Optioned Shares during the period commencing on the initial date of a tender offer or takeover bid for the Shares (other than a tender offer by the Company) subject to the 1934 Act and the rules promulgated thereunder and ending on the day preceding the scheduled termination date of acceptance of tenders of Shares by the offeror under any such tender offer or takeover bid (as such termination date may be extended by such offeror);

                           (3) The Optionee may conditionally purchase any or
                  all such Optioned Shares during the period commencing the date the shareholders of the Company approve a sale of all or substantially all of the assets of the Company and ending seven (7) days prior to the scheduled closing date of such sale (as such closing date may be delayed from time to time); and

                           (4) The Optionee may conditionally purchase any or
                  all such Optioned Shares during the period commencing on the date the shareholders of the Company approve the dissolution of the Company and ending seven (7) days prior to the date of filing its Articles of Dissolution.

                  (b) If the merger, consolidation, tender offer, takeover bid, sale of assets, or dissolution, as the case may be and as described in subsections (1) through (4) of paragraph 2.4.4(a), once commenced, is cancelled or revoked, the conditional purchase of Shares for which the option to purchase would not have otherwise been exercisable at the time of said cancellation or revocation, but for the operation of this paragraph 2.4.4, shall be rescinded. With respect to all other Shares conditionally purchased, the Optionee may rescind such purchase at Optionee's option.

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                  (c) If the merger, consolidation, tender offer, takeover bid, or sale of assets does occur or Articles of Dissolution are filed, as the case may be and as described in subsections (1) through (4) of paragraph 2.4.4(a), and the Optionee has not conditionally purchased all Optioned Shares, all unexercised options shall terminate on the effective, termination, closing, or filing date, as the case may be.

                  (d) If the Company shall be the surviving corporation in any merger or is a party to a merger or consolidation between or among the Company and other corporations related to or affiliated with the Company, any option granted hereunder shall pertain and apply to the securities to which a holder of the number of Shares subject to the option would have been entitled.

                  (e) Nothing herein shall allow the Optionee to purchase Optioned Shares, the options for which have expired.

         2.5. RESTRICTIONS ON TRANSFER.

         Each Stock Option granted under the Plan shall be transferable only by will or the laws of descent and distribution. No interest of any Participant under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

3.          MISCELLANEOUS PROVISIONS

         3.1. ADJUSTMENTS UPON CHANGE IN CAPITALIZATION.

                  3.1.1. The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (but not the total price), the maximum number of Stock Options that may be granted under the Plan, the minimum number of shares as to which a Stock Option may be exercised at any one time, shall be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of Common Stock which results from a split-up or consolidation of shares, payment of a stock dividend or dividends exceeding a total of five percent (5%) for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that (i) upon exercise of the Stock Option, the Participant shall receive the number and class of shares such Participant would have received had such Participant been the holder of the number of shares of Common Stock for which the Stock Option is being exercised upon the date of such change or increase or decrease in the number of issued shares of the Company.

                  3.1.2. Subject to any required shareholder action, if the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain and apply to the securities that a holder of the number of shares of Stock subject to the Option would have been entitled. The Company's Board of Directors may grant each participant the right to exercise his or her Stock Options in whole or in part immediately prior to the Company's dissolution or liquidation, or merger or consolidation in which the corporation is not the surviving corporation. If the Company is consolidated with or merged into any other corporation, or if the Company sells or transfers all or substantially all of its assets, or if any other similar event affecting


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shares of the Company should occur, and if the exercisability of the Stock
Options is not accelerated by the Board of Directors and the acquiring company assumes the Company's obligations under the options granted under the Plan, then each Participant shall be entitled thereafter to purchase shares of stock and other securities and property in the kind and amount, and at the price, which the Participant would have been entitled to had his or her Stock Option been exercised prior to such event. The Company shall make lawful provisions therefore as part of any such transaction.

                  3.1.3. To the extent that the foregoing adjustments relate to stock or securities of the Company, they shall be made by the Administrator, whose determinations shall be final, binding and conclusive.

                  3.1.4. The grant of a Stock Option pursuant to the Plan shall not affect in any way the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

         3.2. WITHHOLDING TAXES.

         The Company shall have the right at the time of exercise of any Stock Option, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise ("TAX LIABILITY"), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Administrator in its sole and absolute discretion in the particular case: (i) by requiring the Participant to tender a cash payment to the Company, (ii) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option, that number of Option Shares having an aggregate fair market value (determined in the manner prescribed by paragraph 2.2) as of the date the withholding tax obligation arises in an amount which is equal to the Participant's Tax Liability or (iii) by any other method deemed appropriate by the Administrator. Satisfaction of the Tax Liability of a "Reporting Person" under Section 16 of the 1934 Act may be made by the method of payment specified in clause (ii) above only if the following two conditions are satisfied:

                  (a) the withholding of Option Shares and the exercise of the related Stock Option occur at least six months and one day following the date of grant of such Stock Option; and

                  (b) the withholding of Option Shares is made either (i) pursuant to an irrevocable election ("WITHHOLDING ELECTION") made by such Participant at least six months in advance of the withholding of Options Shares, or (ii) on a day within a ten-day "window period" beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings.

Anything herein to the contrary notwithstanding, a Withholding Election may be disapproved by the Administrator at any time.

         3.3. AMENDMENTS AND TERMINATION.

         Subject to the requirements of Nevada law, the Board of Directors may at any time suspend, amend or terminate the Plan provided that no such suspension, amendment or termination of the Plan may be adopted that would: (a) materially increase the number of securities which may be issued under the Plan (except for adjustments pursuant to paragraph 3.1 hereof), or (b) materially


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modify the requirements as to eligibility for participation in the Plan. The
Board of Directors or the Administrator may modify, extend, or renew outstanding options (to the extent not theretofore exercised) and authorize the granting or new options in substitution therefore (to the extent theretofore exercised), and may also modify vesting requirements and timetables, adjust an Exercise Price. Notwithstanding any other provision of the Plan or any Stock Option or right granted hereunder or action taken with respect hereto at any time, no modification or amendment to the Plan or to any Stock Option or related vesting, exercise or other right granted hereunder or thereunder shall be effective with respect to a Particpant's Stock Options or related vesting, exercise or other rights hereunder or thereunder that have been issued prior to such modification or amendment without the express written consent of the affected Participant.

         3.4. SUCCESSORS IN INTEREST.

         The provisions of the Plan and the actions of the Administrator shall be binding upon all heirs, successors and assigns of the Company and of Participants.

         3.5. OTHER DOCUMENTS.

         All documents prepared, executed or delivered in connection with the Plan (including, without limitation, Option Agreements) shall be, in substance and form, as established and modified by the Administrator; provided, however, that all such documents shall be subject in every respect to the provisions of the Plan, and in the event of any conflict between the terms of any such document and the Plan, the provisions of the Plan shall prevail.

         3.6. TERM OF PLAN; NON-EXCLUSIVE NATURE.

         This Plan was adopted by the Board effective May 25, 2000. Neither the Plan nor any action taken in connection with the Plan shall affect or restrict any other benefit, savings, retirement, insurance or compensation plan of the Company or preclude the granting or any consideration or benefit to any Participant or the creation or funding of any new benefit, savings, retirement, insurance or compensation plan with respect to any Participant.

         3.7. GOVERNING LAW.

         This Plan shall be construed in accordance with, and governed by, the laws of the State of Nevada.

         3.8. DIRECTOR APPROVAL/USE OF PROCEEDS.

         No Stock Option shall be exercisable, unless and until the Board of the Company has approved the Plan and all other legal requirements have been fully complied with. The granting of an option shall impose no obligation upon the Participant to exercise such option. The proceeds received by the Company from the sale of the Stock pursuant to the Options under the Plan may be used for general corporate purposes.

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         3.9. ASSUMPTION AGREEMENTS.

         The Company shall require each successor, (direct or indirect, whether by purchase, merger, consolidation or otherwise), to all or substantially all of the business or assets of the Company, prior to the consummation of each such transaction, to assume and agree to perform the terms and provisions remaining to be performed by the Company under this Stock Option and to preserve the benefits to the Participants thereunder and to notify Participants of the same. Such assumption and agreement shall be set forth in a written agreement in form and substance satisfactory to the Administrator (an "ASSUMPTION AGREEMENT"), and shall include such adjustments, if any, in the application of the provisions of the Stock Options and such additional provisions, if any, as the Administrator shall require and approve, in order to preserve such benefits to the Participants. Without limiting the generality of the foregoing, the Administrator may require an Assumption Agreement to include satisfactory undertakings by a successor:

                  (a) to provide liquidity to the Participants on the exercise of Stock Options;

                  (b) to require any future successor to enter into an Assumption Agreement; and

                  (c) to take or refrain from taking such other actions as the Administrator may require and approve, in its discretion.

The Administrator referred to in this paragraph 3.9 is the Administrator appointed by a Board of Directors in office prior to the succession then under consideration.

         3.10. COMPLIANCE WITH RULE 16B-3.

         Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 of the 1934 Act. To the extent that any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

         As originally adopted by the Board of Directors on May 25, 2000, and as amended on June 12, 2001, and November 20, 2001.

                                   GENIUS PRODUCTS, INC.



                                   By:   /S/ KLAUS MOELLER
                                      -----------------------------------------
                                         Klaus Moeller, Chief Executive Officer


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